Exhibit 10.3
April 8, 2009
AGREEMENT: The American Bottling Company
CROWN Cork & Seal USA, Inc. (“Crown”) is pleased to offer the following agreement for the supply of aluminum [...***...] beverage cans and ends (“Containers”), consistent with standard soft drink specifications and standard specifications for ABC Containers attached as Exhibit A, and printed with up to six color decoration. End units supplied shall be 202 diameter standard “LOE” or Crown’s 202 diameter “Super-Ends®”.
TERM OF AGREEMENT: The term of the Agreement shall be for a period of [...***...] years beginning [...***...] and extending through [...***...]
LOCATIONS & VOLUMES: Crown shall supply and The American Bottling Company (“ABC”) agrees to purchase from Crown, [...***...] of ABC’s Container requirements (except as discussed below) for the sizes specifically indicated with “Xs” below and at the indicated filling locations:
[...***...]
It is understood and agreed that at the Buena Park, CA Louisville, KY, Jacksonville, FL and Sacramento, CA locations, Crown’s can and/or end supply shall be less than [...***...], to the extent that ABC fills Containers for [...***...] and [...***...] designates an alternative can maker to supply its Container (can and end ) requirements. [...***...]
*** CONFIDENTIAL TREATMENT REQUESTED

[...***...]
* Pending completion and operation of the Victorville, CA location, the parties will discuss the supply of Containers at that facility.
[...***...]
PRICING:
Effective January 1, 2009, pricing will be based upon the 2008 Base Price for can bodies and ends as set forth below. [...***...]. The 2009 Base Price includes aluminum ingot, conversion, and delivery charges, and will be used as the benchmark for ingot to sheet conversion price changes, and non-metal sheet to can adjustments for the Term of this Agreement as set forth below.
2008 BASE PRICE

$/MEA (‘000)	[...***...]	[...***...]	[...***...]
Can Body	[...***...]	[...***...]	[...***...]
202 SuperEnd	[...***...]	[...***...]	[...***...]
202 LOE	[...***...]	[...***...]	[...***...]
2009 BASE PRICE

$/MEA (‘000)	[...***...]	[...***...]	[...***...]
Can Body	[...***...]	[...***...]	[...***...]
202 SuperEnd	[...***...]	[...***...]	[...***...]
202 LOE	[...***...]	[...***...]	[...***...]
Base Price assumptions:
1.	Base Prices include standard inks with up to 6-color graphics.

2.	Aluminum London Metals Exchange plus Mid-West Premium for ingot price of [...***...] per pound.

3.	Base Price includes charge for delivery on [...***...]. Delivery on [...***...] may or may not be included (depending on the location) and is outlined under the “Freight” section of this Agreement.
*** CONFIDENTIAL TREATMENT REQUESTED

Additional Pricing Considerations:
1.	Color Tabs — Additional charge for color tabs (standard colors), add $ [...***...]/MEA ends. The minimum order quantity for color tabs is [...***...] million units.

2.	Cans requiring white basecoat: ADD [...***...]/MEA
CONVERSION FACTORS (LBS PER MEA):
Throughout the term of this Agreement, Container prices shall be adjusted based on Net and Gross metal conversion factors outlined in the chart below.

	Gross Weight	Net Weight
	(pounds per	(pounds per
	MEA)	MEA)
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
[...***...]	[...***...]	[...***...]
202 SuperEnd® ends	[...***...]	[...***...]
Shell	[...***...]	[...***...]
Tab	[...***...]	[...***...]
202 LOE ends	[...***...]	[...***...]
Shell	[...***...]	[...***...]
Tab	[...***...]	[...***...]
PRICE ADJUSTMENT:
During the Term of this Agreement, the Base Prices for [...***...] and ends shall be adjusted to reflect [...***...]
•	[...***...]
•	The [...***...] component of the price adjustment factor is based on [...***...]

•	[...***...]

•	[...***...]
*** CONFIDENTIAL TREATMENT REQUESTED

[...***...]
•	Aluminum Ingot to Sheet Conversion Costs
•	The Base Prices as of January 1, 2009 are the benchmark for price adjustments beginning in 2010. The Base Prices for each calendar year will be the basis for price adjustments in the next calendar year.

•	[...***...]

•	[...***...]
•	[...***...]
•	The Base Prices as of January 1, 2009 are the benchmark for price adjustments beginning in 2010. The Base Prices for each calendar year will be the basis for price adjustments in the next calendar year.

•	On [...***...] each contract year, [...***...]. The first such adjustment shall be [...***...] and will reflect the [...***...] and subsequent adjustments shall be made each [...***...] thereafter [...***...]. An example is provided in Appendix I [...***...]
•	Freight Adjustments on [...***...]
*** CONFIDENTIAL TREATMENT REQUESTED

[...***...]
•	[...***...] are sold on an ex works basis and freight is prepaid and added to the invoice. The pick-up allowances for 2009 are included in Appendix II. The base freight costs are detailed in the “Freight” section of the Agreement.

•	[...***...]
•	Other Adjustments
•	Except for the price adjustments noted above, there will be no “Other Adjustments” for metal or non-metal inflation during the Term of this Agreement.
[...***...]
MONTHLY RECONCILIATION: [...***...]. Crown also shall provide any final hedge reconciliations by the end of the third (3rd) business day of the next month.
*** CONFIDENTIAL TREATMENT REQUESTED

PAYMENT TERMS: Payment for Containers supplied under this Agreement shall be due net [...***...] days from the date of invoice. No cash discounts will be allowed.
[...***...]
FREIGHT: Cans and ends are packaged and loaded in order to maximize trailer utilization (i.e. pin-wheeled loads) and minimize freight costs. The prices herein include freight delivery costs for [...***...]
[...***...]
ABC may use its own fleet of trucks to pick up cans and/or ends at the Crown manufacturing facilities and Crown shall give a freight allowance equal to its cost to deliver by commercial carrier. Appendix II includes the appropriate freight allowances by location. Crown intends to supply can bodies to the various ABC filling locations from the following can manufacturing facilities:

Crown’s Current Can Supply
[...***...]	[...***...]
*** CONFIDENTIAL TREATMENT REQUESTED

[...***...]. Crown reserves the right to recalculate the freight component of the Container price if ABC relocates the delivery sites for substantial quantities of Containers or establishes new delivery locations.
WAREHOUSING: Crown intends to ship all Containers directly to each ABC filling location where applicable. At Crown’s discretion, it may choose to establish and ship can bodies through warehouses in close proximity to ABC filling locations where shipping miles may be too far for reliable direct service. If such warehouses are established, ABC would be offered freight pick-up allowances if can bodies are picked-up by ABC trucks.
During the Term of this Agreement, Crown agrees to provide, at [...***...] ABC, warehouse storage space of [...***...] square feet in the Los Angeles, CA area at a location that is mutually acceptable to both parties. Such warehouse space is to be appropriate for the storage of filled beverage cans and bottles.
[...***...]
*** CONFIDENTIAL TREATMENT REQUESTED

[...***...]
PACKAGING EQUIPMENT: In the prior agreement for the purchase and supply of [...***...] Containers between Crown and ABC’s predecessor, in consideration for ABC purchasing [...***...] Containers from Crown, Crown agreed to obtain certain [...***...] can packaging equipment at a cost (inclusive of installation costs) not to exceed [...***...] (the “Equipment”) to be installed at [...***...]. The Equipment remains the property of Crown until [...***...] at which time ownership of the Equipment shall be transferred to ABC; provided, however, that ABC shall not obtain ownership of the Equipment if this Agreement terminates prior to [...***...] because of a breach by ABC. ABC agrees that only [...***...] Containers manufactured by Crown may be packaged using the Equipment during Crown’s ownership of the Equipment. ABC shall keep the Equipment in good order and repair at its sole cost in accordance with industry standards, normal wear and tear excepted. [...***...]. ABC shall obtain and maintain for the term of Crown’s ownership of the Equipment, property insurance for the full replacement value of the Equipment from a carrier reasonably acceptable to Crown. Such policy shall name Crown as loss payee until ownership transfers to ABC. The commercial general liability and property insurance policies shall contain a clause that Crown will be notified of any cancellation or material adverse change thereto at least 30 days prior to the effective date of the cancellation or material change to the policies. ABC shall provide Crown with a certificate of insurance upon Crown’s reasonable request. Crown shall not be responsible for any damage to ABC caused by reason of the use or by reason of any defects in the Equipment, unless caused by Crown. WITHOUT LIMITING THE FOREGOING, CROWN MAKES NO WARRANTY, WITHER EXPRESS OR IMPLIED IN FACT OR BY LAW WITH RESPECT TO THE EQUIPMENT, [...***...]. Crown does agree however, to transfer any manufacturer’s warranties to ABC and ABC shall look solely to the manufacturer of the Equipment for any manufacturing defects in the Equipment.
FORECASTING AND INVENTORY TURNOVER
*** CONFIDENTIAL TREATMENT REQUESTED

1.	Forecasts of Requirements — ABC shall supply Crown with a rolling 12 month forecast of Container requirements. Such forecast shall be for planning purposes only and shall not be binding on ABC. [...***...]. The parties agree to work together to mitigate forecast issue and to continually improve forecasting accuracy. [...***...]

2.	Assured Supply — If any of the Crown plants encounter difficulties meeting the needs for the Containers required by this Agreement, Crown will make commercially reasonable efforts to source such Containers from other facilities of Crown. The obligations of Crown in the preceding sentence shall not apply in the case of difficulties relating to Force Majeure. Crown will make commercially reasonable efforts to resume production at the supply facility affected by the Force Majeure event under the terms and conditions of this Agreement in a timely manner.

3.	[...***...]
GRAPHICS AND ARTWORK:
1.	Standard Can Graphics — Normal and customary engraving costs and standard [...***...] press plate costs will be absorbed by Crown; provided that the engravings and press plates are actually used to produce for shipment a minimum of [...***...] during the first [...***...] day period following completion of the engravings. If the [...***...] minimum can quantity is not shipped in that period, the total engraving and press plate costs of [...***...] will be invoiced to ABC.

2.	High Quality Graphics — More complex can designs require additional separation work, higher resolution printing plates [...***...], and incremental set-up time on the press and entail greater spoilage. Crown reviews each design submitted and will advise which designs, if any would benefit from its High Quality Graphics process, which would then be subject to an additional up-charge negotiated at the time of order.

3.	Proof Cans — Crown will send samples for each color on the can, which must be approved by ABC. In addition, sample cans will need to be supplied to the appropriate Crown plant(s) for use as color targets. If Crown will need to run the color target cans, either on the proofing press or on-line, there will be a cost of [...***...] per design.
CONFIDENTIALITY: ABC and Crown agree to maintain strict confidentiality regarding the contents of this Agreement including all pricing and other terms set forth herein.
PREVIOUS AGREEMENTS: This Agreement shall supersede and replace any previous agreement between the parties [...***...] and the Supply Agreement dated June 15, 2004 as amended in its entirety (including the paragraph 8 reference to employees or consultants).
*** CONFIDENTIAL TREATMENT REQUESTED

TERMS AND CONDITIONS: The attached Terms of Business executed by the parties of even date herewith shall be incorporated herein by reference and govern the supply of Containers from Crown to ABC. To the extent there is a conflict between the Terms of Business and the terms specified in this Agreement, the terms of this Agreement shall supersede and take precedence.
If you are in agreement with the terms and conditions set forth above, please sign in the space provided below and return one original copy to Crown.

CROWN Cork & Seal USA, Inc.
By:	/s/ Thomas T. Fischer
(Authorized Representative)

THE AMERICAN BOTTLING COMPANY
By:	/s/ Derry Hobson
(Authorized Representative)

Appendix I: Aluminum Ingot to Sheet Conversion and Sheet to Can Conversion Price Adjustment Examples
[...***...]
*** CONFIDENTIAL TREATMENT REQUESTED

2010 Producer Price Inflation Example
[...***...]
*** CONFIDENTIAL TREATMENT REQUESTED ON 5 PAGES

Appendix II: ABC Freight Allowances for Customer Pick-Up (CPU)
[...***...]
*** CONFIDENTIAL TREATMENT REQUESTED

TERMS OF BUSINESS
(GOODS)
INTRODUCTION.
These Terms of Business are signed in consideration of the mutual agreements herein and other consideration, the receipt and adequacy of which is hereby acknowledged, and with the understanding that the undersigned companies are bound by their terms.
As used in these Terms of Business, “we”, “our”, “us” (and like terms) refers to Purchaser. “You”, “yours” means you, the Supplier.
PURCHASER. American Bottling Company
SUPPLIER. Crown Cork & Seal USA, Inc.
GOODS. “Goods” has the same meaning in these Terms of Business as “Containers” in the letter agreement.
QUANTITIES. Unless expressly specified in the letter agreement, Purchaser will have no obligation to order, purchase or use any quantity of Goods, except for those quantities ordered in its written purchase order or expressly committed to in a hedging order or, in the case of a blanket purchase order, releases issued thereunder and not the entirety of the blanket purchase order.
SUBCONTRACTORS. You may not subcontract the manufacturing of Goods unless otherwise specified in the Agreement or with our prior written approval. We specifically acknowledge that your wholly-owned subsidiaries may manufacture Goods or components thereof as part of your performance of this Agreement. Notwithstanding the foregoing and regardless of whether subcontracting was specified or otherwise approved, including if we pay directly for such Goods, you remain fully responsible for the payment and performance of all of your subcontractors, suppliers and vendors.
PRICES FOR GOODS. The price(s) for Goods (the “Prices”) and any applicable pricing adjustments are set forth in the letter agreement (the “Price”).
TAXES. We will pay those sales, use, excise or other similar taxes (excluding taxes based on your net income or business enterprise) assessed on the Prices paid hereunder. Unless we provide you a valid exemption certificate, we will pay you those taxes you actually paid or are required to collect or pay. Such taxes must be invoiced along with the Prices, and we will pay them, in accordance with the Payment Terms Section above.
SPECIFICATIONS FOR GOODS. All delivered Goods (and their packaging) must comply with any and all applicable Specifications or as we may have mutually agreed with you in the Agreement or otherwise in writing. If no such Specifications exist for their containers, the containers must be recognized standard containers suitable for their transportation, handling and storage and sufficient to prevent any leakage, spillage or damage. In addition, you may not modify the Goods in any way without notice to, and prior written approval from, us prior to shipment so that we may evaluate and consent to any modification of the Goods. If we receive any modified Goods without our consent, we may return them at your expense, and you will reimburse us for all losses, damages and expenses we incur as a result of the modification.
BACKUP DOCUMENTATION. You will maintain, and upon our request, promptly provide complete and accurate backup documentation sufficient to substantiate all transactions with us and charges claimed on each invoice. [...***...]. You will otherwise cooperate with all reasonable requests in connection with such review. You shall promptly refund to us any overcharge resulting from such review. This Section shall survive for 12 months after the later of the last transaction between us or the expiration or termination of any applicable agreement between us.
FORECASTS. We may, from time to time, provide you with good faith forecasts/estimates and/or blanket purchase orders for our anticipated needs for Goods. These may be for annual and/or monthly rolling
*** CONFIDENTIAL TREATMENT REQUESTED

periods. These are separate and apart from any hedging requests we may issue pursuant to the letter agreement and will create no obligation or liability for Purchaser. They are provided solely so that you can plan your production, inventory and capacity in order to supply Purchaser in the normal course of your business and in accordance with the terms herein.
ORDERING. We will notify you of any and all required quantities, delivery dates (“Delivery Dates”), delivery locations, shipping instructions and other terms for Goods via our written purchase order. This purchase order, once accepted, will be binding upon you. Any pre-printed terms and conditions contained in forms used by either you or us to implement this Agreement, including any purchase order, acknowledgment, invoice or other correspondence will be disregarded.
DELIVERY OF CONFORMING GOODS. You agree to deliver all ordered Goods, undamaged, without substitution, and in compliance with our accepted Purchase Order, the Specifications, all warranties and other terms and conditions of this Agreement.
Failure to Deliver Goods. If you fail to deliver or if you deliver non-conforming Goods as required above, Purchaser may do any or all of the following: cancel shipment, reject, return or hold them for you (for full credit and at your expense and risk), and/or require replacement (but only with our written authorization). [...***...]
Removal of Insignia/Destruction of Goods. For any rejected, returned or unpurchased Goods, you will remove any evidence of our name, trademarks or the like before selling or otherwise disposing of them, destroy any food or beverage product not fit for human consumption, and indemnify us against any claim, loss or damage arising out of your failure to do so.
INSPECTION/ACCEPTANCE. We may inspect Goods prior to payment or acceptance to verify compliance with the terms of this Agreement and applicable criteria or Specifications. Payment will not constitute acceptance thereof. However, neither our inspection, approval or acceptance, nor lack thereof, nor anything else in this Agreement, will relieve or limit any of your obligations and warranties under this Agreement (including for testing, inspection, and quality control), whether or not a defect or nonconformity is apparent on examination.
TITLE AND RISK OF LOSS OF GOODS. Title and risk of loss will remain with you until tender of delivery of the Goods at the Delivery Location.
QUALITY ASSURANCE AND TECHNICAL SUPPORT FOR GOODS. With respect to Goods, you agree (at our request and at no charge to us) to:
•	Facility Audits. Allow us (together with our representatives) to audit your manufacturing facilities upon reasonable advance notice and during normal business hours to verify compliance with this Agreement; provided you receive reasonable assurances of confidentiality from our representatives and reasonable advance notice. We acknowledge that we are responsible for any unauthorized disclosure or use of your Confidential Information by our representatives.

•	Technical Support. Provide information and assistance to identify and resolve issues relating to the Goods, including:
•	Technical support personnel fluent in English.

•	Use of laboratories in the U.S. or, as reasonably requested, where Purchaser is located.

•	Full cooperation with us (or independent third parties at our request) regarding product performance and regulatory issues, including in making any required disclosures to governmental agencies or the public.

•	Information, assistance or a plan of action within 24 hours of our request. If you do not assist us within such period, we may (at your cost) obtain such assistance from a third party.
•	Recalls. If any quality or technical difficulties with any of the Goods are discovered or the Goods otherwise fail to comply with the warranties or other provisions of this Agreement, you agree to:
•	Immediately cease distribution, recall and/or withdraw such Goods and their packaging from the territory or subsequent purchasers thereof, and
*** CONFIDENTIAL TREATMENT REQUESTED

•	[...***...]
•	Senior Level Meetings. Meet (through both parties senior management teams) to discuss opportunities for cost reduction, manufacturing issues, supplier competitiveness, raw material, delivery and freight costs and other issues.

•	Supply Chain Improvement. Establish and participate in supply chain improvement teams with us in order to review, optimize and reduce costs while improving efficiency of the supply chain.

•	Account Rep. Designate (and if necessary remove and replace) an acceptable account representative to manage our account and be available for contact all times on a 24-hour basis.
WARRANTIES.
Each party represents and warrants to the other that:
Authorization, etc. The execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action on its part and that this Agreement has been duly and validly executed and delivered by such party and constitutes a valid and binding agreement of such party, enforceable against such party in accordance with its terms, subject to bankruptcy laws.
Breach of Law/Agreements/Consents. Its execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not (1) violate or conflict with any applicable Law; (2) conflict with or result in any breach of or constitute (with or without due notice or lapse of time or both) any material default under, or cause any acceleration of, or any maturity of, any contract or other agreement it is a party or subject to; (3) require any consent, approval, order, authorization, license or permit from, or notice, registration or filing with, any third party (including any domestic or foreign governmental, judicial or regulatory authority or entity) that it has not already obtained or will obtain prior to such transaction.
Supplier Additional Warranties. In addition, you represent and warrant to us that:
Goods. You further represent and warrant that Goods, in the form and condition supplied by you and the intended use thereof:
•	Specifications, etc. Conform to the Specifications, [...***...], are free from defects, and free from all liens and encumbrances when sold to us;

•	Law. Comply with all applicable Laws;

•	Non-Infringement. Do not infringe, violate or misappropriate any Intellectual Property of any third party;

•	Human Consumption. For Goods intended for human consumption (or ingredients therefore):
•	Are fit for human consumption,

•	Fully comply with all applicable food and health Laws (including for the Delivery Location),

•	Are not contaminated in any way, and

•	Do not comprise nor are derived from any genetically modified organisms or products.
•	Bioterrorism Act. You warrant that as applicable all of your facilities relating to any Goods shipped within or to the USA are and at all times during the Term shall remain properly registered under the U.S. Bioterrorism Preparedness and Response Act of 2002, as may be amended, and regulations pursuant to such act (the “Bioterrorism Act”), and you shall provide the applicable registration numbers of such facilities to us upon request along with evidence satisfactory to us of such registration (including, without limitation, copies of registration confirmations). You warrant that all necessary actions for the importation of the Goods into the USA under the Bioterrorism Act shall be taken by you in the manner and time periods required by the Bioterrorism Act. You warrant that you are in full compliance with all records maintenance requirements pursuant to the Bioterrorism Act as applicable.
Notice. You will promptly notify us if you have knowledge of any failure to meet these warranties.
Warranty Exclusions. In no event shall Supplier incur any liability under these warranties where such liability is directly attributable to Purchaser’s packing, sorting or distribution, or where the Goods are exported, in an empty or filled state, to a foreign country, unless a special warranty has been specifically approved in writing by Supplier to cover such exported Goods, or as a result of improper capping, closing,
*** CONFIDENTIAL TREATMENT REQUESTED

crimping, filling and gassing operations, provided the Goods are within Specification and except to the extent Supplier has breached a warranty, caused or contributed to the liability.
IN VIEW OF THE ABOVE EXPRESS WARRANTIES, SUPPLIER MAKES NO OTHER WARRANTY EXPRESS OR IMPLIED IN FACT OF BY LAW.
HUMAN RIGHTS AND ETHICAL TRADING. We have adopted a Human Rights and Ethical Trading Policy and an Environmental Policy. These are available at www.cadburyschweppes.com and are incorporated herein by reference. We integrate these standards and commitments into the way we run our businesses globally to address such concerns. You represent and warrant that you will review and adhere to these policies. You are required to achieve high ethical and environmental standards and social responsibility in your business practices and production supplies.
INDEMNIFICATION.
General Indemnity. [...***...]
Infringement. [...***...]
Indemnification Procedures. We will (1) promptly notify you of any Claim, (2) give you a reasonable opportunity to defend and/or settle the Claim at your own expense, and (3) not settle any Claim without your prior written consent. You must, however, provide us with written assurance of your obligation and ability to pay such Claim (whether through insurance or otherwise). Each party will assist the other as reasonably requested to properly and adequately defend such Claims. Our failure or delay in providing prompt notice and assistance will not, however, affect your obligations under this Section, except to the extent you are materially prejudiced thereby. We may also, at our expense, participate with our own counsel in the settlement or defense of the Claim.
As used in this Indemnification Section:
“Claims” means claims, demands, suits, proceedings, or actions, judgments, decrees, losses, damages, costs, penalties, fines, liabilities or expenses (including court costs, litigation expenses and attorneys’ fees) incurred by or brought or recovered against us .
“indemnify” means “indemnify, defend and hold harmless”.
“us”, “our”, “we” means and includes Purchaser and its Affiliates, and their respective agents, officers, directors, employees and representatives.
INSURANCE. You will maintain, at your expense, during the Term and 12 months after, the following insurance:
•	[...***...]

•	[...***...]

•	[...***...]
You must provide us with a certificate of insurance evidencing such coverage within ten (10) days of the execution of this Agreement. We must be notified at least 30 days prior to any cancellation, non-renewal or material change to this coverage. [...***...]
*** CONFIDENTIAL TREATMENT REQUESTED

[...***...]
INTELLECTUAL PROPERTY
The intellectual property belonging to each party at the commencement of this Agreement shall remain the intellectual property of such party and to the extent that any new intellectual property is conceived by the parties during the Term of this Agreement and pursuant to this Agreement, the parties agree to meet and confer to determine ownership and license rights with respect to such intellectual property.
FURNISHED EQUIPMENT AND MATERIALS. Any equipment or materials we furnish or specifically pay for, for your use in connection with this Agreement, will remain our sole property and must be clearly identified as such. You may only use such equipment or materials in your performance of this Agreement. We may remove them upon demand and you must promptly return them to us once this Agreement ends. You are responsible for all loss or damage (normal wear and tear excepted) and must insure such equipment or materials on a replacement cost basis.
TERMINATION.
Either party may terminate this Agreement by giving 30 days notice to the other party, without limiting any other rights and remedies therein, if any of the following occur:
•	The other party breaches any material term, representation, warranty or obligation hereunder, and does not cure such to the terminating party’s reasonable satisfaction within 30 days after notice, or if such breach cannot be cured within such 30 day period, the other party does not commence and diligently pursue such cure within such 30 day period.

•	The other party enters Bankruptcy.

•	The other party, or any transaction, transfers (or attempts to, purports to, or in effect does so transfer) any rights or obligations hereunder (or control thereof), except as expressly permitted herein.

•	The other party (or its employee, contractor, officer or agent) has engaged in fraud, dishonesty or any other serious misconduct in the performance of this Agreement, in the terminating party’s reasonable opinion.

•	Any court, tribunal or government agency requires, directly or indirectly, any modification of this Agreement or either party’s performance hereunder to the terminating party’s detriment.

•	Such party elects to terminate under any other provision herein that expressly allows it to do so.
In each case, the terminating party must notify the other party in writing including the date of termination.
Obligation to Cooperate/Transition Period. Upon expiration of this Agreement or in the event that either party gives notice of termination as provided herein, each party shall ensure that all Confidential Information and materials of the other party that are in its possession or control or the possession or control or its employees, agents, contractors or subcontractors, are transferred, assigned and made available to the other party in a timely manner, and in no event later than sixty (60) days from the date of expiration or termination. If either party gives notice of termination as provided herein, Purchaser shall purchase Supplier’s inventory of Goods, not to exceed a normal quantity of inventory for 90 days.
Effect of Termination. Upon termination or expiration of this Agreement without limiting a party’s remedies and damages for breach, neither party will have any further obligation or liability to the other hereunder for future performance hereof, except under those provisions surviving by the terms of this Agreement.
FORCE MAJEURE. Neither party will be liable for any delay or failure to perform hereunder (other than obligations of payment) to the extent caused by natural disaster, fire, explosion, war, terrorism, government actions, labor disturbances or other circumstances beyond its reasonable control and without its fault or negligence. The affected party will immediately notify the other party and must use reasonable commercial efforts to resume performance. [...***...]
*** CONFIDENTIAL TREATMENT REQUESTED

CONFIDENTIALITY.
General Requirements. Each party (and its permitted Representatives) must keep the other’s Confidential Information confidential and may not use it except for the purposes of this Agreement (the “Permitted Use”) nor copy, reproduce, distribute or disclose it, or allow access to it, to any third party in any manner. In protecting the other party’s Confidential Information from unauthorized access, the parties must use a level of care and effort that is, at minimum, equal to that (1) it uses to protect its own similar information, and (2) in any event, a reasonable degree of care and effort.
Representatives. A party may disclose and allow access to Confidential Information to its Representatives in a secure manner, but only if the Representative needs to know that Confidential Information for the Permitted Use; and is advised of, and agrees in writing to be bound by, this Agreement’s terms. The party will, however, remain responsible for any breach of this Agreement or unauthorized disclosure by its Representatives.
Exceptions. These restrictions will not apply to Confidential Information to the extent it is:
•	specifically consented to be disclosed or otherwise by the owning party in writing;

•	in the public domain without the receiving party’s or its Representatives’ fault, action or omission;

•	rightfully obtained on a non-confidential basis before disclosure hereunder;

•	rightfully obtained on a non-confidential basis from a third party without, to the receiving party’s knowledge, the third party violating any obligation to the owning party; or

•	required to be disclosed by law or court order; provided that the party must:
•	Promptly notify the owning party in writing;

•	Cooperate in the owning party seeking a protective order, confidential treatment or other appropriate remedy; and

•	Furnish only the legally required portion of the Confidential Information.
Remedies. Each party agrees that if it breaches this Confidentiality Section, the other party would be irreparably and immediately harmed and monetary damages would not be an adequate remedy. Therefore, the harmed party will be entitled to seek injunctive relief and/or to compel specific performance to enforce the obligations set forth herein. This is in addition to damages and any other remedy that party may be entitled to under law or equity. The breaching party will reimburse the other for all costs and expenses, including reasonable attorney’s’ fees, it incurs in enforcing the breaching party’s obligations hereunder.
Return of Confidential Information. Upon request, each party will promptly return (or destroy with the other party’s consent) all copies of the other’s Confidential Information in its possession or control. However, returning and/or destroying said Confidential Information will not relieve a party’s obligations under this Confidentiality Section.
Definitions.
“Confidential Information” means any and all:
•	Of a party’s (and its Affiliates’) materials and information furnished to or accessed by the other party (or its Representatives) in connection with this Agreement (including, formulae, methods, know how, processes, designs, functional specifications and customer, product, employee, supplier, marketing, sales, financial, pricing, and other information concerning business operations, practices, activities and other information) identified as, or by its nature and content should reasonably be understood as, confidential or proprietary;

•	analyses, compilations, data or other documents that either party or its Representatives prepare that contain or are based upon any Confidential Information; and

•	terms of this Agreement.

(in each case, whether furnished, accessed or prepared before or after this Agreement).
“Representatives” means an entity’s directors, officers, employees, agents or representatives with a need to know (including attorneys, accountants, consultants and financial advisors).

Use of Name. You may not use our name for your own advertising or other purposes without our prior review of and written consent to such use. If we consent to such use, you may use such only in accordance with the approved manner and we may revoke such consent for any reason upon written notice to you for any continued use.
CONFLICT OF INTEREST. Neither party’s employees may receive or provide any gift (monetary or not) from or to any source (whether the party, its Affiliates or its employees) in connection with this Agreement. Any question concerning acceptable conduct of either party’s employees should be brought to the attention of the President of each party.
FURTHER ASSURANCES. Each party will take, or cause to be taken, any other action that may be reasonably necessary to effect the transactions contemplated by this Agreement.
MISCELLANEOUS. With respect to this Agreement:
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•	Binding Agreement. The parties and their successors and permitted assigns will be bound and benefited.

•	Third Party Beneficiaries. No one will be a third party beneficiary (except as the Indemnification Section provides).

•	Entire Agreement. The terms of this Agreement shall be deemed accepted by Supplier at Supplier’s written agreement to be bound by these terms. This Agreement and any other documents expressly incorporated by reference constitute the parties’ entire understanding on these matters and supersede any prior understanding or agreement. To the extent of conflict, the provisions of the following documents will control in the following order: the letter agreement, these Terms of Business and any other document (including any invoice, billing statement, confirmation, receipt, bill of lading or other similar document relating to any Goods rendered hereunder, subject to the “Ordering” section above). This Agreement and all provisions herein may not be waived, released, discharged, abandoned, or modified in any manner except by a subsequent written instrument duly executed by the parties hereto.

•	Titles and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

•	Definitions.
General: The word “including” (in its various forms) means “including without limitation.” Unless otherwise specifically indicated, the symbol “$” refers to dollars of the United States of America.
“Affiliate” means an entity that, directly or indirectly, owns or controls, is owned or is controlled by, or is under common ownership or control with another person or entity. As used herein, “control” means the power to direct the management or affairs of any entity, and “ownership” means the beneficial ownership of 50% or more of the voting equity securities or other equivalent voting interests of the entity.
“Bankruptcy” means an entity (1) makes an assignment for the benefit of creditors; (2) files a voluntary petition in bankruptcy; (3) is adjudicated a bankrupt or insolvent; files any petition or answer seeking reorganization, arrangement, liquidation or similar relief; (4) or files an answer admitting the material allegations of a petition against it for any such relief; (5) dissolves, or ceases to do business; or (6) has any proceeding against it seeking reorganization, arrangement, liquidation, or similar relief not dismissed within 60 days after it begins.
“Intellectual Property” means any and all right, title, and interest in and to any and all intellectual property, proprietary and other related rights (including, but not limited to, inventions, work of authorship, patent applications, patents, trade secrets, copyrights, trademarks, trade dress and designs, industrial designs, domain names), whether registered or unregistered (also including, where applicable, rights to enforce violations of rights of publicity or privacy and rights against piracy, plagiarism, libel, slander, defamation, unfair competition, idea misappropriation or breach of any confidentiality obligation or other contractual rights).
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“Laws” means all applicable laws of the jurisdiction in which Purchaser is located or is otherwise subject including all federal, state, provincial, municipal and local laws, statutes, legislation, regulations, rules and codes.
•	Expenses. Except as otherwise stated, the parties will bear their own costs and expenses.

•	Applicable Law. The laws of New York will govern construction, interpretation and enforcement of this Agreement, without regard to principles of conflict or choice of law provisions. Each party consents to personal jurisdiction and venue in New York or Delaware federal or Delaware state courts.

•	Controlling Language. This Agreement and any other documents expressly incorporated by reference shall be written and construed in the English language. In the event of a discrepancy between the English language version of the Agreement and any translated versions thereof, the English language version shall govern.

•	Notices. Notices must be in writing and either (1) hand-delivered, or sent by (2) prepaid certified mail (return receipt requested), (3) nationwide overnight courier or (4) confirmed facsimile transmission, to the attention of the officer signing the Agreement in accordance with the address and facsimile information provided on the signature page herein. Notices will be effective upon receipt.

•	Parties’ Relationship. The parties are independent contractors, and shall not be deemed an agent, partner, co-employer, joint employer or employee of the other. Neither party has any right or any other authority to enter into any contract or undertaking in the name of or for the account of the other or to assume or create any obligation of any kind, express or implied, on behalf of the other, nor will the acts or omissions of either party hereto create any liability for the other. Supplier shall have exclusive control and direction of Supplier’s employees engaged in performance hereunder. Supplier assumes full responsibility for the payment of local, state, provincial and federal payroll taxes or contributions or taxes for unemployment insurance, old age pensions, worker’s compensation, or other Social Security and related protection with respect to Supplier’s employees engaged in the performance hereunder and agrees to comply with applicable rules and regulations promulgated under such laws.

•	Severability. If any one or more of the provisions contained in this Agreement, in whole or in part, is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the validity of any remaining provision or portion thereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained herein.

•	Survival. The following provisions shall survive the termination or expiration of this Agreement: Warranties, Indemnification, Insurance, Intellectual Property, Confidentiality and any other provision of this Agreement or obligation of a party which expressly or by its nature or context arises at, or is intended to continue beyond termination or expiration, will so survive.

•	Setoff. Each party may set off any amount owed to it by the other party against any amount it owes to the other party under this Agreement.

•	Cumulative Remedies. Except where specifically stated otherwise, a party’s rights and remedies under this Agreement or at law or in equity are, to the extent permitted by law, cumulative and not exclusive of any other right or remedy now or hereafter available under this Agreement or at law or in equity. Neither asserting a right nor employing a remedy shall preclude the concurrent assertion of any other right or employment of any other remedy.

•	Waiver. The delay in or failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, or in any way to affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

•	Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which will constitute one and the same Agreement. Signature pages from any counterpart may be appended to any other counterpart to assemble fully executed counterparts. Counterparts of this Agreement also may be exchanged via fax, and a faxed signature will be deemed an original for all purposes.

•	UN Convention on the International Sale of Goods. The United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

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Each party hereby agrees to the above by having a duly authorized officer sign below and returning an executed copy to the other via facsimile at the below fax number.

ACCEPTED AND AGREED: Purchaser(s):			ACCEPTED AND AGREED: Supplier:

American Bottling Company (Purchaser Name)			CROWN Cork & Seal USA, Inc. (Supplier Name)

By:	/s/ Derry Hobson		By:	/s/ Thomas T. Fischer

	Name: Title: Date:	Derry Hobson EVP 4-7-2009		Name: Title: Date:	Thomas T. Fischer Vice-President Sales & Marketing 4/8/2009

Address for Legal Notices: Dr Pepper Snapple Group, Inc. 900 King Street Rye Brook, NY 10573 Fax: 914-612-6302 Attn: Lisa M. Dalfonso, VP Assistant General Counsel			Address for Legal Notices: CROWN Cork & Seal USA, Inc. One Crown Way Philadelphia, PA 19154-4599 Fax: 215-698-6061 Attn: General Counsel

Address for Business Notices: Dr Pepper Snapple Group, Inc. 5301 Legacy Drive Plano, TX 75024 Fax: 972-673-6922 Attn: Jose Feito, VP Supply Chain Procurement			Address for Business Notices: CROWN Cork & Seal USA, Inc. One Crown Way Philadelphia, PA 19154-4599 Fax: 215-698-6061 Attn: General Counsel